Filed pursuant to Rule 424(b)(3)

Registration No. 333-178308

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated April 16, 2012)

Puma Biotechnology, Inc.

16,000,000 Shares

Common Stock

This prospectus supplement no. 1 supplements the prospectus dated April 16, 2012, relating to the offering and resale of up to 16,000,000 shares of our Common Stock that were privately issued to selling stockholders in connection with a merger transaction and a private placement.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on April 19, 2012.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 16, 2012

PUMA BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52811	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 16, 2012, Puma Biotechnology, Inc. (the “Company”) announced that its common stock has been approved for quotation on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system under the ticker symbol “PBYI,” and the trading of the Company’s common stock commenced on April 18, 2012.

The OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system are regulated quotation services that display real-time quotes, last sale prices and volume limitations in over-the-counter securities. Trading in shares quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the Company’s operations or business prospects. As a result, there may be volatility in the market price of the shares of the Company’s common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system are not stock exchanges, and trading of securities on them is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the New York Stock Exchange. Accordingly, stockholders may have difficulty reselling any of their shares.

The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated April 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: April 19, 2012	By:	/s/ Alan H. Auerbach
Alan H. Auerbach President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 16, 2012

Exhibit 99.1

News Release

Puma Biotechnology Cleared for Quotation on OTCBB and OTC LINK

LOS ANGELES, Calif., Apr. 16, 2012 – Puma Biotechnology, Inc., a development stage biopharmaceutical company, announced that its common stock has been approved for quotation on the OTC Bulletin Board (OTCBB) and the OTC Market Group’s OTC Link quotation system under the symbol “PBYI” and will begin trading on April 18, 2012.

About Puma Biotechnology

Puma Biotechnology, Inc. is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of various forms of cancer. The Company focuses on in-licensing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seeks to further develop those drug candidates for commercial use. The Company is initially focused on the development of PB272 (oral neratinib), a potent irreversible tyrosine kinase inhibitor, for the treatment of patients with HER2 positive metastatic breast cancer.

Further information about Puma Biotechnology can be found at www.pumabiotechnology.com.

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the risk factors disclosed in the periodic reports filed by the Company with the Securities and Exchange Commission from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contacts:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

Andreas Marathovouniotis or David Schull, Russo Partners, +1 212 845 4235

andreas.marathis@russopartnersllc.com

david.schull@russopartnersllc.com

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